PARLEX              145 Milk Street, Methuen, Massachusetts 01844
        CORPORATION


                                                              October 27, 1995

Dear Stockholder,

      I am pleased to invite you to attend Parlex Corporation's annual meeting. The meeting will be held at 9:30 a.m. on Tuesday, December 5, 1995, on the eighth floor of the Shawmut Bank Building, One Federal Street, Boston, Massachusetts.

      As the accompanying notice and proxy statement describe, the only action scheduled for this year's meeting is the election of three directors each for a term of three years.

      IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. ACCORDINGLY, PLEASE SIGN, DATE, AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE.

      I look forward to meeting as many of our stockholders as possible and hope you can be present on December 5th.

                                       Sincerely,


                            				       /s/ Herbert W. Pollack


                                       HERBERT W. POLLACK
                                       Chairman of the Board





                                   Parlex
                                 Corporation


                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


To the Stockholders of Parlex Corporation:

      The Annual Meeting of Stockholders of Parlex Corporation will be held on the eighth floor of the Shawmut Bank Building, One Federal Street, Boston, Massachusetts, at 9:30 a.m. on Tuesday, December 5, 1995, for the following purposes:

      1. to elect three Class I members of the Board of Directors to serve for a period of three years and until their successors are elected and qualified; and

      2. to consider and act upon any other matter that properly comes before the meeting or any adjournment thereof.

                                       By Order of the Board of Directors



                                       JILL POLLACK KUTCHIN
                                       Clerk


Methuen, Massachusetts
October 27, 1995





                             PARLEX CORPORATION

                             PROXY STATEMENT FOR
                ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
                              DECEMBER 5, 1995

      This statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Parlex Corporation (the "Company") for use at the Company's Annual Meeting of Stockholders to be held on Tuesday, December 5, 1995, notice of which is attached, and at any adjournment(s) thereof. Persons holding stock for others, such as brokers and nominees, are being asked to forward proxy solicitation materials to their principals at the Company's expense. The Company will bear the entire cost of proxy solicitation.

      A stockholder who gives a proxy may revoke it at any time before it is exercised.

      The Board of Directors of the Company has fixed the close of business on October 13, 1995 as the record date for the determination of stockholders who are entitled to notice of and to vote at the meeting. At the close of business on that date, 2,370,659 shares of Common Stock, par value $.10 per share, were outstanding. Holders of the Common Stock are entitled to one vote for each share held. The stock transfer books have not been closed.

      This proxy statement and form of proxy will be mailed to stockholders on or about October 27, 1995. The address of the principal executive offices of the Company is 145 Milk Street, Methuen, Massachusetts 01844.

                            ELECTION OF DIRECTORS

      At this year's annual meeting, three Class I Directors are to be elected to serve until the Company's annual meeting in 1998 and until their successors are elected and qualified.

      The individuals named in the enclosed form of proxy will, if so authorized, vote to elect as Class I Directors the persons named below under the caption Class I Director Nominees. The management of the Company is not aware of any reason why the nominees for director would not be able to serve. If any of the nominees are unable to serve, the individuals named in the enclosed form of proxy will vote in favor of such other person as the Board of Directors may at the time recommend. Information regarding these nominees is set forth below. Each Class I Director Nominee currently serves as a Class I Director.

Class I Director Nominees

Lester Pollack (age 62).

      Mr. Pollack has been a managing director of Lazard Freres & Co. LLC., an investment partnership, and the chief executive officer of Centre Partners L.P., an investment firm, since June 1986, and in October 1986 became senior managing director of Corporate Partners L.P. Both Centre Partners L.P. and Corporate Partners L.P. are investment affiliates of Lazard Freres & Co. LLC. He is a director of Sphere Drake Holdings Ltd., Continental Cablevision, Inc., SunAmerica, Inc., Kaufman and Broad Home Corp., Polaroid Corporation and Tidewater. Lester Pollack is the brother of Herbert W. Pollack. He has been a director of the Company since 1970.

Benjamin M. Rabinovici (age 73).

      Dr. Rabinovici has served as president of Tympanium Corporation, a manufacturer of electronic products, since 1980. From 1981 to 1989, he served as president of International Microwave Corporation, a manufacturer of microwave communications equipment. He has been a director of the Company since 1970.

Richard W. Hale (age 57).

      Mr. Hale has been chairman and chief executive officer of Hale Industries, Inc. since 1993. From 1980 to 1993, he was vice president and chief operating officer and a member of the board of directors of M/A-Com, Inc. He has been a director of the Company since February 1995.

      The following persons will continue to be directors of the Company:

Class II Directors
 (term of office to expire with the annual meeting of stockholders to be held in December 1996)

M. Joel Kosheff (age 57).

      Mr. Kosheff has been principal of M.J. Kosheff Associates, a financial consulting firm, since January 1989. He has been a director of the Company since 1989.

Peter J. Murphy (age 46).

      Mr. Murphy has been chief operating officer of the Company since May 1994 and on July 1, 1995 he also became president. He was executive vice president from May 1994 to July 1995 and vice president and general manager of the Flexible Circuit Products Division from February 1993 to May 1994. Mr. Murphy initially served as assistant to the president from December 1992 to February 1993. From 1989 to 1992, he was president of Teledyne Electo-Mechanisms, a manufacturer of flexible circuits. He has been a director of the Company since 1994.

Class III Directors
 (term of office to expire with the annual meeting of stockholders to be held in December 1997)

Herbert W. Pollack (age 68).

      Mr. Pollack has served as chairman of the board, chief executive officer and treasurer of the Company since it was founded in 1970. He was president of the Company from 1970 to July 1, 1995.

Sheldon Buckler (age 64).

      Dr. Buckler has been chairman of the board of Commonwealth Energy System Services since May 1995. He was employed by Polaroid Corporation from 1964 until his retirement as vice chairman of the board of directors in 1994. Dr. Buckler is a director of Aseco Corporation, Nashua Corporation and Spectrum Information Technologies Corporation. He has been a director of the Company since February 1995.

           BOARD OF DIRECTORS MEETINGS AND COMMITTEES OF THE BOARD

      The Board of Directors held four meetings during fiscal year 1995. Each outside director received a $6,000 annual retainer for his services, plus $1,000 for each directors' meeting he attended. As Chairman of the Board of Directors, Herbert W. Pollack receives a fee in the amount of $1,800 per month.

      In order to continue to attract and retain outside directors of exceptional ability, the Company maintains the 1989 Outside Directors' Stock Option Plan (the "Director Plan") for outside directors, currently covering 75,000 shares of Common Stock. Options are granted pursuant to the Director Plan only to non-employee members of the Board of Directors of the Company. Each member of the Company's Board of Directors who is neither an employee nor an officer of the Company who becomes a member of the Board of Directors for the first time on or after August 22, 1989, will be automatically granted on the date such membership on the Board of Directors commences, without further action by the Board, an option to purchase 5,000 shares of the Company's Common Stock. Each incumbent member of the Company's Board of Directors who is neither an employee nor an officer of the Company and who has been a member of the Board of Directors for at least five years shall receive an automatic grant, without further action by the Board, of an option to purchase 5,000 shares of the Company's Common Stock. Options granted under the Director Plan become exercisable in equal installments on each of the first five anniversaries of the date of the option grant. The purchase price of stock covered by an option granted under the Director Plan is 100% of the fair market value of the Company's Common Stock on the date of grant.

      The Board has an Audit Committee and a Compensation Committee but does not have a nominating committee. All directors, except Sheldon Buckler, attended at least 75% of all meetings of the Board and committees of the Board on which they served.

      During fiscal year 1995, the Audit Committee, of which Messrs. Buckler, Kosheff and Lester Pollack were members, held two meetings. The Audit Committee reviews the internal controls of the Company. It meets with appropriate Company financial personnel as well as the Company's independent auditors. The Committee reviews the scope and results of the professional services provided by the Company's independent auditors and the fees charged for such services and makes such recommendations to the Board as it deems appropriate, including recommendations as to the appointment of independent auditors. The Committee is composed entirely of independent outside directors.

      During fiscal year 1995, the Compensation Committee of which Messrs. Hale, Kosheff and Rabinovici were members, held two meetings. This is the committee of the Board responsible for establishing the compensation of the Chief Executive Officer and setting policy for compensation at the senior levels of the Company, as well as administering various employee stock option plans. The Committee is composed entirely of independent outside directors.

                  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                            OWNERS AND MANAGEMENT

      The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of October 13, 1995 by:
(i) each person who is known by the Company to own beneficially more than 5% of the outstanding Common Stock; (ii) each of the Company's directors and nominees for director; (iii) each of the executive officers named in the Summary Compensation Table on page 8; and (iv) all directors and executive officers of the Company as a group.

                                Shares of
                                Common Stock       % of Outstanding
                                Owned              Common Stock
Stockholder                     Beneficially(1)    Owned Beneficially
-----------                     ---------------    ------------------

Herbert W. Pollack(2)(3)(4)     617,760            26.1
  c/o Parlex Corporation
  145 Milk Street
  Methuen, MA 01844

Sandra Pollack                  205,667             8.7
  c/o Parlex Corporation
  145 Milk Street
  Methuen, MA 01844

Walter A. Winshall(5)           415,416            17.5
  P.O. Box 1027
  Captiva, FL 33924

Benjamin M. Rabinovici(2)(6)    167,600             7.1
  c/o Parlex Corporation
  145 Milk Street
  Methuen, MA 01844

Lester Pollack(2)(7)             27,080             1.1
  c/o Centre Partners L.P.
  One Rockefeller Plaza
  New York, NY 10020

Peter J. Murphy(2)(3)(8)         18,750              *
  c/o Parlex Corporation
  145 Milk Street
  Methuen, MA 01844

M. Joel Kosheff(2)(9)            10,000              *
  31 Pier 7
  Charlestown, MA 02129

Alfred R. Calvetti(3)(10)         5,124              *
  c/o Parlex Corporation
  145 Milk Street
  Methuen, MA 01844

Sheldon Buckler(2)                1,000              *
  200 Dudley Road
  Newton Centre, MA 02159

Richard W. Hale(2)                   --              *
  c/o Furnex
  17 Foss Road
  Lewiston, ME 04240

All directors and officers
 as a group (10 persons)(11)    942,997            39.2

--------------------
<F*> Less than one percent.
<F1> For purposes of this table, any person who directly or indirectly has or shares voting or investment power with respect to shares of Common Stock is deemed a beneficial owner of those shares. Thus, more than one person may be the beneficial owner of particular shares. Each person listed above is deemed to have sole voting and investment power with respect to the shares shown, unless otherwise indicated.
<F2> Denotes a director or a director nominee of the Company.
<F3> Denotes an executive officer of the Company.
<F4> The shares shown as owned by Herbert W. Pollack include 205,667 shares, of which he disclaims beneficial ownership, owned directly by his wife,
     Sandra Pollack. The shares shown as owned by Mr. Pollack include 12,500 shares which he has the right to acquire within 60 days of October 13,
     1995, by the exercise of stock options granted under the Company's 1989
     Employees' Stock Option Plan (the "1989 Option Plan").
<F5> The shares shown as owned by Walter A. Winshall are as reported in a
     Statement on Schedule 13D filed by him with respect to his holdings of
     Common Stock as of November 12, 1991.
<F6> The shares shown as owned by Dr. Rabinovici include 67,600 shares, of which he disclaims beneficial ownership, owned directly by his wife. The shares shown as owned by Dr. Rabinovici also include 5,000 shares which he has the right to acquire within 60 days of October 13, 1995, by the exercise of stock options granted under the Company's Director Plan.
<F7> The shares shown as owned by Lester Pollack include 5,000 shares which he has the right to acquire within 60 days of October 13, 1995, by the exercise of stock options granted under the Company's Director Plan.
<F8> The shares shown as owned by Mr. Murphy are shares which he has the right to acquire within 60 days of October 13, 1995, by the exercise of stock options granted under the Company's 1989 Option Plan, and the 1985
     Employees' Non-Qualified Stock Option Plan (the "1985 Option Plan").
<F9> The shares shown as owned by Mr. Kosheff include 5,000 shares which he has the right to acquire within 60 days of October 13, 1995, by the exercise of stock options granted under the Company's Director Plan.
<F10>The shares shown as owned by Mr. Calvetti include 4,124 shares which he has the right to acquire within 60 days of October 13, 1995, by the exercise of stock options granted under the Company's 1989 Option Plan and the 1985 Option Plan.
<F11>The number of shares shown as beneficially owned by officers and directors include 52,374 shares which they have the right to acquire within 60 days of October 13, 1995, by the exercise of stock options.

                            --------------------

                             EXECUTIVE OFFICERS

      The executive officers of the Company, together with a description of the business experience backgrounds of all of them except Herbert W. Pollack and Peter J. Murphy (whose backgrounds are described under the caption Election of Directors) are as follows:


Name                    Age   Position with the Company
----                    ---   -------------------------

Herbert W. Pollack(1)   68    Chairman of the Board of Directors, Chief
                              Executive Officer and Treasurer
Peter J. Murphy(2)      46    President, Chief Operating Officer
                              and Director
Alfred R. Calvetti      52    Vice President and General Manager--
                              Laminated Cable Division
Jill Pollack Kutchin    43    Vice President--Corporate Affairs and
                              Clerk of the Company
Steven M. Millstein     51    Vice President--Finance

--------------------
<F1> Mr. Pollack relinquished his duties as president, effective July 1, 1995 and remains as chairman of the board of directors, chief executive officer and treasurer of the Company.
<F2> Mr. Murphy became president as of July 1, 1995.

                            --------------------

      Mr. Calvetti joined the Company in July 1971 and served in a variety of technical and managerial roles. From December 1988 to February 1993, he was divisional vice president and general manager of the Laminated Cable Division. In February 1993, he became a corporate vice president and general manager of the Laminated Cable Division.

      Ms. Kutchin joined the Company in January 1977 and served as manager-- marketing administration until December 1983, when she became vice president-- corporate affairs. Since November 1980, she has also been clerk of the Company. Ms. Kutchin is the daughter of Herbert W. Pollack.

      Mr. Millstein joined the Company in March 1977, serving initially as controller and from February 1979 to February 1988 as vice president-- controller. In February 1988, he became vice president--finance.

                     COMPENSATION OF EXECUTIVE OFFICERS

      The following table shows, for the fiscal years ending June 30, 1995, 1994, and 1993, all compensation earned or paid to the Company's Chief Executive Officer and each of the Company's most highly compensated executive officers whose total annual salary and bonus exceeded $100,000 in each year for all services rendered in all capacities to the Company.

                         SUMMARY COMPENSATION TABLE

                                                                Long-Term
                                      Annual Compensation       Compensation
                                      -------------------       ------------
                                                                Awards
                                                                ------
                                                                Securities Underlying
Name and                                                        Stock Options(2)         All Other
Principal Position             Year   Salary($)   Bonus($)(1)   (Number of Shares)       Compensation($)
------------------             ----   ---------   -----------   ------------------       ---------------

Herbert W. Pollack(3)(4)       1995   $218,640         --           --                   --
  Chairman and Chief           1994    218,640         --       50,000                   --
  Executive Officer            1993    218,640         --           --                   --
Peter J. Murphy(5)(6)          1995   $150,000    $25,000           --                   --
  President and Chief          1994    132,507         --       25,000                   --
  Operating Officer
Alfred R. Calvetti             1995   $100,860    $32,118           --                   --
  Vice President and General   1994     95,336     15,000       10,000                   --
  Manager--Laminated Cable     1993     90,060     45,030        3,250                   --
  Division

--------------------

<F1> Amounts shown were earned in the years indicated. Bonuses are generally paid in the first quarter of the following fiscal year.
<F2> As of June 30, 1995, the total holdings of restricted stock and the market value at such date of the shares for each of the persons listed in the Summary Compensation Table were as follows: Mr. Pollack: 50,000 shares
     ($512,500); Mr. Murphy: 50,000 shares ($512,500); Mr. Calvetti: 13,250 shares ($135,813). In fiscal year 1993, the Company granted to Mr. Murphy an option to purchase 25,000 shares under the 1989 Option Plan.
<F3> For a description of the employment agreement between the Company and Mr.
     Pollack, see EMPLOYMENT AGREEMENTS below.
<F4> The amounts shown for Mr. Pollack for fiscal years 1995, 1994, and 1993 include a fee as Chairman of the Board of Directors in the amount of $1,800 per month. The amounts shown for fiscal years 1994 and 1993 also include deferred compensation in the amount of $3,350 per month.
<F5> For a description of the employment agreement between the Company and Mr.
     Murphy, see EMPLOYMENT AGREEMENTS below.
<F6> Mr. Murphy became an executive officer for reporting purposes for the first time in fiscal year 1994 and, therefore, no information is provided for earlier years.

                            EMPLOYMENT AGREEMENTS

      The Company entered into an employment agreement with Mr. Pollack in July 1994, for a period of three years ending June 30, 1997 which provides for current compensation of $16,420 per month. The agreement provides for a death benefit payment equal to 75% of his current compensation for a period of 24 months after his death. The agreement also provides that the employee will not own, operate, or manage any business in competition with that of the Company so long as he is employed by the Company and, in certain instances, for a one-year period thereafter.

      The Company entered into an employment agreement with Mr. Murphy in May 1994, for a period of two years ending June 30, 1996, which provided for current compensation of $12,500 per month. Mr. Murphy's current compensation was increased to $14,584 per month on July 1, 1995. The agreement provides for a death benefit payment equal to 50% of his current compensation for a period of 12 months after his death. The agreement also provides that the employee will not own, operate, or manage any business in competition with that of the Company so long as he is employed by the Company and, in certain instances, for a one-year period thereafter.

      The table entitled OPTION GRANTS IN LAST FISCAL YEAR has been eliminated as a result of there being no option grants in fiscal 1995 to the named executive officers.

               AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1995
                      AND FISCAL YEAR-END OPTION VALUES

      The following table sets forth information relating to the aggregate exercised and unexercised stock options held by the named executive officers during fiscal year 1995 and the value of their unexercised stock options as of June 30, 1995.

                                                              Number of Securities        Value of Unexercised
                               Shares                        Underlying Unexercised            In-The-Money
                               Acquired                       Options at 6/30/95(#)       Options at 6/30/95($)(1)
                               on            Value         ---------------------------   ---------------------------
Name                           Exercise(#)   Realized($)   Exercisable   Unexercisable   Exercisable   Unexercisable
----                           -----------   -----------   -----------   -------------   -----------   -------------

Herbert W. Pollack                --             --        12,500(2)     37,500(2)       $ 42,125      $126,375
  Chairman and Chief
  Executive Officer
Peter J. Murphy                   --             --        18,750(2)     31,250(2)       $103,125      $153,125
  President and Chief
  Operating Officer
Alfred R. Calvetti             6,750(3)      13,500         4,124(4)      9,126(4)       $ 20,775      $ 42,038
  Vice President and General
  Manager--Laminated Cable
  Division

--------------------
<F1> The "value of unexercised in-the-money options at June 30, 1995" was calculated by determining the difference between the fair market value of the underlying Common Stock at June 30, 1995 (closing price of the
     Company's Common Stock on the Nasdaq National Market System on June 30,
     1995 was $10.25 per share) and the exercise prices of the stock options.
     An option is "in-the-money" when the fair market value of the underlying
     Common Stock exceeds the exercise price of the option.
<F2> These shares were granted under the 1989 Option Plan.
<F3> These shares were granted under the 1980 Employee Stock Option Plan
     ("1980 Option Plan").
<F4> These shares were granted under the 1985 Option Plan and the 1989 Option
     Plan.


                            --------------------

                    REPORT OF THE COMPENSATION COMMITTEE

The Committee

      The Compensation Committee (the "Committee") is comprised of Messrs. Hale, Kosheff and Rabinovici. This is the committee of the Board responsible for establishing the compensation of the Chief Executive Officer and setting policy for compensation at the senior levels of the Company, as well as administering various employee stock option plans. The Committee is composed entirely of independent outside Directors.

Compensation Philosophy

      The Committee maintains a philosophy that executive compensation levels should be competitive and consistent with printed circuit board industry standards to enable the Company to attract, motivate and retain executive officers of outstanding ability who are capable of making significant contributions which are critical to the Company's success. The Committee believes that such compensation also should be meaningfully related to both an individual's job performance, as measured by the achievement of qualitative objectives, and the performance of the Company, as measured by its profitability, the value created for stockholders and the realization of the Company's short- and long-term strategic goals. The Company's compensation policies are designed to attract and retain talented managers and motivate such managers to enhance the Company's performance, thereby building value into the Company's business. The Company also seeks to align the interests of its executives with the long-term interests of stockholders in the enhancement of stockholder value through stock option awards that can result in the ownership of the Company's common stock.

      At present, compensation of the Company's executive officers is composed of the following elements: annual base salary, annual performance incentives in the form of cash bonuses and long-term performance incentives in the form of stock option awards under the 1985 Option Plan and the 1989 Option Plan.

Base Salary

      The Committee's general approach to compensating executive officers is to pay cash salaries competitive with industry standards based upon the individual's experience and past and potential contribution to the success of the Company. In determining industry standards, the Committee compares compensation levels paid by a self-selected group of printed circuit board companies that compete in the Company's line of business. Such compensation information is obtained from various publicly available sources.

      The Committee also believes that compensation should be meaningfully related to the value created by individual executive officers for the stockholders. Accordingly, the Committee considers the quality of an individual executive's contribution to the Company's overall profitability and success in determining the executive's salary. The Committee reviews on an annual basis the salaries of its executive officers in light of the foregoing factors. The Company believes that the base salaries of its executive officers have been at or below the median of the base salaries for executive officers in the printed circuit board industry.

      In fiscal year 1995, Mr. Calvetti's annual base salary was increased to $105,120 in recognition of the continued profitability and performance of the Laminated Cable Division.

Annual Incentives

      The Company has traditionally paid employee performance bonuses once a year, usually during the first quarter of the following fiscal year for which the bonus is earned. Bonuses are traditionally based on both individual performance and Company performance. Except for a particular incentive bonus arrangement entered into with Mr. Calvetti, the Board has not utilized any specific formula for determination of bonus amounts. For fiscal year 1995, Mr. Calvetti received a bonus based upon the achievement of financial and operating performance objectives as provided in his incentive bonus arrangement and Mr. Murphy received a bonus in recognition of his individual performance and the Committee's assessment of his role in promoting the long-term strategic growth of the Company.

Stock Options

      Stock options are used as the primary long-term incentive vehicle. The Committee believes that reliance upon such incentives is advantageous to the Company because they foster a long-term commitment by the recipient to the Company and motivate the employees to seek to improve the long-term market performance of the Company's stock. Thus, stock option grants provide an incentive for the executive to manage the Company from the perspective of an owner with an equity stake in the business. During fiscal year 1995, the Board did not authorize the grant of stock options to any executive officers. Stock option grants to executive officers are discretionary and reflect the relative value of the individual's position as well as the current performance and continuing contribution of that individual to the Company. The Board does not utilize any specific formula for determination of option grants.

Compensation of the Chief Executive Officer

      Mr. Pollack has served as Chairman of the Board and Chief Executive Officer of the Company since it was founded in 1970. As described in the section above entitled EMPLOYMENT AGREEMENTS, Mr. Pollack entered into a new employment agreement in July 1994. Mr. Pollack did not receive a salary increase or a bonus payment in fiscal year 1995.

Benefits

      The Company provides medical, life insurance and profit sharing benefits to the executive officers that generally are available to all Company employees.

Section 162(m) of the Internal Revenue Code

      The new Section 162(m) of the Internal Revenue Code of 1986 (the "Code") limits a company's ability to take a deduction for federal tax purposes for certain compensation paid to its executives. The Company currently expects that all compensation payable to executive officers during fiscal year 1995 will be deductible by the Company for federal income tax purposes. The Committee's policy with respect to compensation to be paid to executive officers is to structure compensation payments to executive officers so as to be deductible under Section 162(m).

                                       COMPENSATION COMMITTEE

                                       Benjamin M. Rabinovici, Chairman
                                       Richard W. Hale
                                       M. Joel Kosheff


         COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      In fiscal year 1995, the Committee has been composed of outside directors, none of whom has ever been employed by the Company. Further, the Board of Directors is unaware of any relationship of any member of the Compensation Committee required to be disclosed under Item 402(j)(3) or 404 of Regulation S-K promulgated by the Securities and Exchange Commission. For example, the Board of Directors is unaware of any relationship pursuant to which an executive officer of the Company serves as a member of the compensation committee of another entity, one of whose executive officers serves on the Compensation Committee of the Company.

                           STOCK PERFORMANCE GRAPH

      The following Stock Performance Graph compares the cumulative total shareholder return on the Company's Common Stock for a five year period (July 1, 1990 to June 30, 1995) with the cumulative total return of the CRSP Total Return Index for the Nasdaq Stock Market and a group of peer companies. The companies included in the peer group are Adflex Solutions, Inc., Advance Circuits, Inc., Altron Incorporated, Hadco Corporation, Merix Corporation and Sheldahl, Inc. The Performance Graph assumes the investment of $100 on July 1, 1990 in the Company's Common Stock, in the Nasdaq Stock Market companies and in the peer group and also assumes the reinvestment of all dividends. The returns for each company in the peer group have been weighted to reflect stock market capitalization.

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
           PARLEX CORPORATION, NASDAQ MARKET INDEX, AND PEER GROUP





              6/90    6/91    6/92    6/93    6/94    6/95
---------------------------------------------------------------
Parlex        $100    $114    $ 82    $179    $175    $293
NASDAQ        $100    $106    $127    $160    $162    $215
Peer Group    $100    $ 94    $117    $171    $165    $405
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                            INDEPENDENT AUDITORS

      The Board of Directors has selected Deloitte & Touche LLP to be the independent auditors to audit the consolidated financial statements of the Company for the fiscal year ending June 30, 1996. Deloitte & Touche LLP has been regularly employed by the Company for audit of consolidated financial statements and other purposes since the Company's organization in 1970.

      Representatives of Deloitte & Touche LLP expect to be present at the meeting, and, while they do not plan to make a statement at the meeting, such representatives will be available to respond to appropriate questions from stockholders in attendance.

                        FUTURE STOCKHOLDER PROPOSALS

      Any stockholder proposal intended for inclusion in next year's proxy statement should be sent to the Clerk of the Company at 145 Milk Street, Methuen, Massachusetts 01844, and must be received by August 9, 1996.

                    COMPLIANCE WITH SECTION 16(a) OF THE
                       SECURITIES EXCHANGE ACT OF 1934

      Section 16(a) of the Securities Exchange Act of 1934 requires the
Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "Commission") and the National
Association of Securities Dealers, Inc. initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by the Commission's regulation to furnish the Company with copies of all Section 16(a) forms they file.

      To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended June 30, 1995, all Section
16(a) filing requirements applicable to its executive officers, directors and greater than ten percent beneficial owners were complied with.

                          AVAILABILITY OF FORM 10-K

      Copies of the Company's Annual Report on Form 10-K with respect to the fiscal year ended June 30, 1995 (without exhibits), as filed with the Securities and Exchange Commission, are available to stockholders free of charge by writing to: Investor Relations Department, Parlex Corporation, 145
Milk Street, Methuen, Massachusetts 01844.

                                   GENERAL

      The enclosed proxy is solicited on behalf of the Company's Board of Directors. The individuals named in the enclosed proxy will, if so authorized, vote for the election of directors as set forth above. If a quorum is present
(the holders of a majority of the number of shares of Common Stock issued and outstanding constitute a quorum), the election of directors is determined by a plurality of the votes cast.

      Management of the Company is not aware of any other matter to be presented for action at the meeting. If any matter other than that described above does properly come before the meeting, the individuals named in the enclosed proxy will vote the shares represented thereby in accordance with their best judgment.